Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF August 16, 2005,

BY AND AMONG

CREATIVE COMPUTER APPLICATIONS, INC.

XYMED.COM, INC.
AND

STORCOMM, INC.

i

Section 4.4	Control of Other Party’s Business
ARTICLE V	ADDITIONAL AGREEMENTS
Section 5.1	Preparation of Proxy Statement; Stockholders Meetings
Section 5.2	CCA Board of Directors and Management
Section 5.3	Headquarters
Section 5.4	Employment Agreements
Section 5.5	Fiscal Year
Section 5.6	Access to Information
Section 5.7	Reasonable Best Efforts
Section 5.8	Acquisition Proposals
Section 5.9	Employee Benefits Matters
Section 5.10	Fees and Expenses
Section 5.11	Directors’ and Officers’ Indemnification and Insurance
Section 5.12	Public Announcements
Section 5.13	Accounting Matters
Section 5.14	Listing of Shares of CCA Common Stock
Section 5.15	Affiliates
Section 5.16	Section 16 Matters
Section 5.17	Takeover Statutes
Section 5.18	Advice of Changes
ARTICLE VI	CONDITIONS PRECEDENT
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger
Section 6.2	Additional Conditions to Obligations of StorCOMM
Section 6.3	Additional Conditions to Obligations of CCA
ARTICLE VII	TERMINATION AND AMENDMENT
Section 7.1	Termination

Section 7.2	Effect of Termination
Section 7.3	Amendment
Section 7.4	Extension; Waiver
ARTICLE VIII	GENERAL PROVISIONS
Section 8.1	Non-Survival of Representations, Warranties and Agreements
Section 8.2	Notices
Section 8.3	Interpretation
Section 8.4	Counterparts
Section 8.5	Entire Agreement; No Third Party Beneficiaries
Section 8.6	Governing Law
Section 8.7	Severability
Section 8.8	Assignment
Section 8.9	Submission to Jurisdiction; Waivers
Section 8.10	Enforcement
Section 8.11	Definitions
Section 8.12	Disclosure Schedule
ARTICLE IX	INDEMNIFICATION
Section 9.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
Section 9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY STORCOMM AND ESCROW
Section 9.3	TIME LIMITATIONS
Section 9.4	LIMITATIONS ON AMOUNT - STORCOMM
Section 9.5	PROCEDURE FOR INDEMNIFICATION — THIRD PARTY CLAIMS
Section 9.6	PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS
Section 9.7	FINAL DETERMINATION

LIST OF EXHIBITS
EXHIBIT A	-	LIST OF EMPLOYEES
EXHIBIT B	-	AFFILIATE AGREEMENT
EXHIBIT C	-	ESCROW AGREEMENT

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 16, 2005, (this “Agreement”), by and among CREATIVE COMPUTER APPLICATIONS, INC., a California corporation (“CCA”), XYMED.COM, INC., a Delaware corporation and a wholly-owned subsidiary of CCA (“CCA Sub”) and STORCOMM, INC., a Delaware corporation (“StorCOMM”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of CCA and StorCOMM deem it advisable and in the best interests of each corporation and its respective shareholders that CCA and StorCOMM enter into a strategic merger in order to advance the long-term strategic business interests of CCA and StorCOMM, and CCA and StorCOMM previously entered into a Confidential Letter of Intent dated January 8, 2005 (the “Letter of Intent”), and this Agreement shall supersede the Letter of Intent, which will be automatically terminated upon execution of this Agreement.

WHEREAS, the Boards of Directors of CCA, StorCOMM and CCA Sub have determined to consummate such strategic merger by means of the business combination transaction provided for herein in which CCA Sub will, subject to the terms and conditions set forth herein, merge with and into StorCOMM (the “Merger”), with StorCOMM being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger as a wholly-owned subsidiary of CCA;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 8.11 or (ii) in the Sections of this Agreement set forth opposite such terms in Section 8.11.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                      The Merger.  Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, CCA Sub shall merge with and into StorCOMM.  StorCOMM shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware under the name “StorCOMM, Inc.”.  Upon consummation of the Merger, the separate corporate existence of CCA Sub shall terminate and StorCOMM shall become a wholly owned subsidiary of CCA.

Section 1.2                                      Closing.  The closing of the Merger (the “Closing”) will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in ARTICLE VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto.

Section 1.3                                      Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date.  The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

Section 1.4                                      Effect of the Merger.  At and after the Effective Time, the Merger shall have the effect set forth in the DGCL.

Section 1.5                                      Conversion of StorCOMM Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of CCA, StorCOMM, CCA Sub or the holders of any capital stock of CCA, StorCOMM or CCA Sub:

(a)                                  Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of StorCOMM (“StorCOMM Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM, shall be converted into the right to receive ..02447 of a share (the “Exchange Ratio”) of common stock, no par value, of CCA (“CCA Common Stock”).  Assuming the Merger had been completed as of June 30, 2005, CCA would have issued approximately THREE MILLION SEVEN HUNDRED THREE THOUSAND NINE HUNDRED (3,703,900) shares of CCA Common Stock, on a fully diluted basis, in the Merger.

(b)                                 All shares of StorCOMM Common Stock converted into the right to receive CCA Common Stock pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of StorCOMM Common Stock (a “Certificate”) shall thereafter represent only the right to receive (i) a certificate (or book-entry credit) representing the number of whole shares of CCA Common Stock and (ii) cash in lieu of fractional shares of CCA Common Stock into which the shares of StorCOMM Common Stock formerly represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e).  Certificates shall be exchanged for certificates representing whole shares of CCA Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.

(c)                                  All shares of StorCOMM Common Stock held in StorCOMM’s treasury or owned by any Subsidiary of StorCOMM shall be canceled and shall cease to exist, and no shares of CCA Common Stock or other consideration shall be delivered in exchange therefor.

Section 1.6                                      Conversion of CCA Sub Common Stock.  At the Effective Time, each share of common stock, par value $.01 per share, of CCA Sub (“CCA Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.

Section 1.7                                      Options and Warrants.

(a)                                  At or prior to the Effective Time, CCA and StorCOMM will take all action necessary such that each StorCOMM Stock Option and StorCOMM Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of StorCOMM Common Stock and shall be converted into an option or warrant, as applicable, to purchase shares of CCA Common Stock in an amount and at an exercise price (in the case of a StorCOMM Stock Option) and at a purchase price (in the case of the StorCOMM Warrant) determined as provided below (and otherwise subject to the terms of the appropriate StorCOMM Stock Plan pursuant to which such option has been issued and the agreements evidencing grants thereunder or otherwise subject to the terms of the StorCOMM Warrant, as applicable):

(i)                                     The number of shares of CCA Common Stock to be subject to the new option or the new warrant, as applicable, shall be equal to the product of the number of shares of StorCOMM Common Stock subject to the original option or the original warrant, as applicable, multiplied by the Exchange Ratio, provided that any fractional shares of CCA Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii)                                  The exercise price or purchase price, as applicable, per share of CCA Common Stock under the new option or the new warrant, as applicable, shall be equal to the exercise price per share of StorCOMM Common Stock under the original option (or, in the case of a warrant, the purchase price per share of StorCOMM Common Stock under the original warrant) divided by the Exchange Ratio, provided that such exercise price (or purchase price) shall be rounded to the nearest whole cent.

(b)                                 The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code.  The duration and other terms of the new option shall be the same as the original option, except that all references to StorCOMM shall be deemed to be references to CCA (but taking into account any changes thereto, including acceleration thereof, provided for in the StorCOMM Stock Plan by reason of this Agreement or the transactions contemplated hereby).

Section 1.8                                      Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of CCA Sub (the “CCA Sub Certificate”) shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Applicable Laws.

Section 1.9                                      By-Laws.  At the Effective Time, the by-laws of CCA Sub (the “CCA Sub By-Laws”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the CCA Sub Certificate and Applicable Laws.

Section 1.10                                Officers and Directors.  At the Effective Time, the officers and directors of CCA Sub shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

Section 1.11                                Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II
EXCHANGE OF SHARES

Section 2.1                                      CCA to Make Shares Available.  From time to time, prior to, at or after the Effective Time, CCA shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the “Exchange Agent”), for the benefit of the holders of the Certificates, for exchange in accordance with this ARTICLE II, certificates representing the shares of CCA Common Stock to be issued pursuant to Section 1.5 and delivered pursuant to Section 2.2(a) in exchange for Certificates (such certificates for shares of CCA Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”) less the Escrow Shares (as defined in Section 9.8 below).

Section 2.2                                      Exchange of Shares.

(a)                                  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as CCA or StorCOMM May reasonably request) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of CCA Common Stock (and any cash in lieu of fractional shares) into which the shares of StorCOMM Common Stock formerly represented by such Certificate or Certificates shall have been converted pursuant to this Agreement.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as May reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) the number of shares of CCA Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of CCA Common Stock to which such holder shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of any cash in lieu of fractional shares of CCA Common Stock that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(b)                                 No dividends or other distributions declared or made with respect to CCA Common Stock shall be paid to the holder of any unsurrendered Certificate (and no cash payment in lieu of fractional shares of CCA Common Stock shall be paid to any such holder pursuant to Section 2.2(e)) until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II.  Subject to the effect of Applicable Laws, following surrender of any

Certificate, there shall be paid to the holder of shares of CCA Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of CCA Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CCA Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of CCA Common Stock.

(c)                                  If any certificate representing shares of CCA Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of CCA Common Stock in any name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of StorCOMM of the shares of StorCOMM Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of CCA Common Stock (and any cash in lieu of fractional shares) as provided in this ARTICLE II.

(e)                                  (i)                                     Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of CCA Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to CCA Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CCA.  In lieu of the issuance of any such fractional share, CCA shall pay to each holder of Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 2.2(e).

(ii)                                  As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the aggregate number of whole shares of CCA Common Stock into which shares of StorCOMM Common Stock have been converted pursuant to Section 1.5 over (y) the aggregate number of whole shares of CCA Common Stock to be distributed to holders of Certificates pursuant to this Section 2.2 (such excess being herein referred to as the “Excess Shares”).  As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at then prevailing prices on the American Stock Exchange, all in the manner provided in clause (iii) of this Section 2.2(e).

(iii)                               The sale of the Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange and shall be executed in round lots to the extent practicable.  Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund.  CCA shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares.  In addition, CCA shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales.  The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest in CCA Common Stock to which such holder of Certificates is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests in CCA Common Stock to which all holders of Certificates are entitled.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests in CCA Common Stock, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with this Section 2.2.

(f)                                    Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to CCA, and any holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to CCA for payment of the shares of CCA Common Stock, cash in lieu of any fractional shares of CCA Common Stock and any unpaid dividends and distributions on the CCA Common Stock deliverable in respect of each share of StorCOMM Common Stock formerly represented by such Certificate as determined pursuant to this Agreement, without any interest thereon.  Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of CCA free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                 None of CCA, CCA Sub, StorCOMM, the Exchange Agent or any other Person shall be liable to any holder of Certificates for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(h)                                 The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by CCA.  Any interest and other income resulting from such investments shall be paid to CCA promptly upon request by CCA.

(i)                                     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such amount as CCA May determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of CCA Common Stock (and any cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

(j)                                     All references in this Agreement to Certificates shall include any book-entry credits representing shares of StorCOMM Common Stock.

(k)                                  The rights and obligations set forth in this Section 2.2 are subject to Section 9 below.

Section 2.3                                      Affiliates.  Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of CCA Common Stock or cash shall be delivered to a Person who may be deemed an “affiliate” of StorCOMM in accordance with Section 5.15, for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), until such Person has executed and delivered an Affiliate Agreement pursuant to Section 5.15.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties of StorCOMM.  Except as set forth in the StorCOMM Disclosure Schedule delivered by StorCOMM to CCA prior to the execution of this Agreement (the “StorCOMM Disclosure Schedule”) (each Section of which qualifies the correspondingly numbered representation and warranty or covenant of StorCOMM to the extent specified therein), StorCOMM represents and warrants to CCA as follows:

(a)                                  Organization, Standing and Power; Subsidiaries.

(i)                                     StorCOMM is a corporation and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  The copies of the certificate of incorporation and by-laws of StorCOMM which were previously furnished or made available to CCA are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)                                  Section 3.1(a)(ii) of the StorCOMM Disclosure Schedule sets forth a list of all the Subsidiaries of StorCOMM which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)).  All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by StorCOMM, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests).  None of StorCOMM or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to StorCOMM and its Subsidiaries taken as a whole.

(b)                                 Capital Structure.

(i)                                     At August 9, 2005, the authorized capital stock of StorCOMM consists of 85,000,000 shares of StorCOMM Common Stock and 15,000,000 shares of preferred stock, par value $.001 per share (“StorCOMM Preferred Stock”), 5,500,000 shares of which are designated as “Series D Preferred Stock”.   As of August 9, 2005, 7,328,400 shares of Common Stock and 4,937,755 shares of Series D Preferred Stock were outstanding.  As of August 9, 2005, 4,556,000 shares of StorCOMM Common Stock were reserved for issuance upon exercise of options or rights (“StorCOMM Stock Options”) outstanding under the StorCOMM Stock Plan.  As of August 9, 2005, no shares of StorCOMM Common Stock were held as treasury shares.  Since August 9, 2005 to the date of this Agreement, no shares of capital stock of StorCOMM or any other securities of StorCOMM have been issued other than shares of StorCOMM Common Stock issued pursuant to StorCOMM Stock Options outstanding as of August 9, 2005 under the StorCOMM Stock Plan.  All issued and outstanding shares of capital stock of StorCOMM are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of StorCOMM is entitled to preemptive rights.  There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from StorCOMM other than (A) StorCOMM Stock Options under the StorCOMM Stock Plan, (B) the StorCOMM Convertible Notes which are convertible into StorCOMM Common Stock at a conversion ratio of 7.4 to 1, and (C) warrants to purchase 167,623 shares of StorCOMM Common Stock (the “StorCOMM Warrants”).  Section 3.1(b)(i) of the StorCOMM Disclosure Schedule sets forth a complete and correct list as August 9, 2005 of all outstanding StorCOMM Stock Options and StorCOMM Warrants and the exercise prices thereof.]

(ii)                                  No bonds, debentures, notes or other indebtedness of StorCOMM having the right to vote on any matters on which stockholders of StorCOMM may vote are issued or outstanding.

(iii)                               Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which StorCOMM or any of its Subsidiaries is a party or by which any of them is bound obligating StorCOMM or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of StorCOMM or any of its Subsidiaries or obligating StorCOMM or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of StorCOMM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of StorCOMM or any of its Subsidiaries.

(c)                                  Authority; No Conflicts.

(i)                                     StorCOMM has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote.  The execution and delivery of this Agreement by

StorCOMM and the consummation by StorCOMM of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of StorCOMM, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote.  This Agreement has been duly executed and delivered by StorCOMM and, assuming the due authorization and valid execution and delivery of this Agreement by each of CCA and CCA Sub, constitutes a valid and binding agreement of StorCOMM, enforceable against StorCOMM in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)                                  The execution and delivery of this Agreement by StorCOMM does not, and the consummation by StorCOMM of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to:  (A) any provision of the certificate of incorporation or by-laws or similar organizational document of StorCOMM or any Significant Subsidiary of StorCOMM or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries or, to the Knowledge of StorCOMM, on StorCOMM and its Subsidiaries following the Merger, subject to obtaining or making the StorCOMM Necessary Consents, any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a “Contract”) to which StorCOMM or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to StorCOMM or any Subsidiary of StorCOMM or their respective properties or assets.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, department or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to StorCOMM or any Subsidiary of StorCOMM in connection with the execution and delivery of this Agreement by StorCOMM or the consummation by StorCOMM of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act, (C) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (E) the rules and regulations of the American Stock Exchange and (F) antitrust or other competition laws of other jurisdictions and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “StorCOMM Necessary Consents”.

(d)                                 Financial Statements.

(i)                                     Since December 31, 2004, StorCOMM and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of StorCOMM and its Subsidiaries or the footnotes thereto prepared in conformity with generally accepted accounting principles (“GAAP”), other than liabilities incurred in the ordinary course of business consistent with past practice.

(ii)                                  Set forth in Section 3.1(d)(ii) of the StorCOMM Disclosure Schedule are (A) the audited balance sheets of StorCOMM at December 31, 2003 and December 31, 2004, together with the related audited statements of operations, income and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report of BDO Seidman, LLP, and (B) the unaudited balance sheet of StorCOMM at June 30, 2005 and the related unaudited statement of operations, income and cash flows for the three months then ended (collectively, the “Financial Information”).  The Financial Information was derived from the internal books and records of StorCOMM and was prepared in a manner consistent with StorCOMM’s then current accounting practices with respect to the StorCOMM.  The Financial Information is complete and accurate, is presented in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and presents fairly, in all material respects, the financial position and the results of operations and cash flows of StorCOMM for the periods indicated in the manner set forth in Section 3.1(d)(ii) of the StorCOMM Disclosure Schedule, except for the omission of certain information required to be included in footnotes to the interim financial statements, which footnotes were not prepared by StorCOMM.

(e)                                  Information Supplied.

(i)                                     None of the information supplied or to be supplied by StorCOMM for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to CCA stockholders or StorCOMM stockholders or at the time of the CCA Stockholders Meeting or the StorCOMM Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)                                  Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by StorCOMM with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by CCA or CCA Sub for inclusion or incorporation by reference therein.

(f)                                    Board Approval.  The Board of Directors of StorCOMM, by resolutions duly adopted by unanimous vote of all directors present at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of StorCOMM and its stockholders, (ii) approved this Agreement and the Merger, and (iii) resolved to recommend that the stockholders of StorCOMM approve and adopt this Agreement and the Merger and directed that the Merger and this Agreement be submitted for consideration by StorCOMM’s stockholders at the StorCOMM Stockholders Meeting. To the Knowledge of StorCOMM, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g)                                 Vote Required.  The affirmative vote of the holders of ninety percent (90%) of the voting power of StorCOMM’s capital stock outstanding and a majority of the outstanding Series D Preferred Stock, voting as a separate class (together, the “Required StorCOMM Vote”) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of StorCOMM capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

(h)                                 Litigation; Compliance with Laws.

(i)                                     Except as disclosed in Schedule 3.1(h), there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of StorCOMM, threatened, against or affecting StorCOMM or any of its Subsidiaries or any property or asset of StorCOMM or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against StorCOMM or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(ii)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, StorCOMM and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of StorCOMM and its Subsidiaries (the “StorCOMM Permits”), and no suspension or cancellation of any of the StorCOMM Permits is pending or, to the Knowledge of StorCOMM, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  StorCOMM and its Subsidiaries are in compliance with the terms of the StorCOMM Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  None of StorCOMM or any of its Subsidiaries is in violation of, and StorCOMM and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(i)                                     Absence of Certain Changes or Events.  Since June 30, 2005, StorCOMM and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on StorCOMM and its Subsidiaries.

(j)                                     Environmental Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries, (i) the operations of StorCOMM and its Subsidiaries have been and are in material compliance with all Environmental Laws and with all StorCOMM Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of StorCOMM, threatened, actions, suits, claims, investigations or other proceedings (collectively, “Actions”) under or pursuant to Environmental Laws against StorCOMM or its Subsidiaries or involving any real property currently or, to the Knowledge of StorCOMM, formerly owned, operated or leased by StorCOMM or its Subsidiaries and (iii) StorCOMM and its Subsidiaries have not incurred any Environmental Liabilities, and, to the Knowledge of StorCOMM, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of StorCOMM, formerly owned, operated or leased by StorCOMM or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

As used in this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.  Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.  Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.  Section 6901 et seq., the Clean Water Act, 33 U.S.C.  Section 1251 et seq., the Clean Air Act, 33 U.S.C.  Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C.  Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C.  Section 651 et seq.  and the Oil Pollution Act of 1990, 33 U.S.C.  Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.  As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.  As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated in or for which liability or responsibility is imposed under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

(k)                                  Intellectual Property.  (i) StorCOMM and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of StorCOMM, the use of any Intellectual Property by StorCOMM and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by StorCOMM and its Subsidiaries is in accordance with the applicable license pursuant to which StorCOMM or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of StorCOMM, no Person is challenging, infringing on or otherwise violating any material right of StorCOMM or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to StorCOMM or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by StorCOMM and any of its Subsidiaries, or to the Knowledge of StorCOMM, any other Intellectual Property used by StorCOMM and its Subsidiaries, (vi) each employee or consultant of StorCOMM, and any of its subsidiaries, has executed a Confidentiality and Inventions Agreement; and (vii) to the Knowledge of StorCOMM, no Intellectual Property owned and/or licensed by StorCOMM or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of StorCOMM’s and its Subsidiaries’ rights to use such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; publicity and privacy rights; domain names; and any similar intellectual property or proprietary rights.

(l)                                     Accounts Receivable.  All of the accounts receivable owing to StorCOMM constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business and are expected to be fully collectible (net of reserves therefor set forth on the most recent balance sheet of StorCOMM, which reserves are consistent with past practice).  There has been no notice of any claims, refusals to pay or other claimed rights of set off against any thereof.  Except as set forth on the Disclosure Schedule, no account debtor is delinquent in its payment by more than sixty (60) days.  To the Knowledge of StorCOMM, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(m)                               Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(n)                                 Taxes.

(i)                                     Each of StorCOMM and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  StorCOMM and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.  There are no Liens for Taxes upon the assets of StorCOMM or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(ii)                                  Except as disclosed in Schedule 3.1(o), there are no pending, or to the Knowledge of StorCOMM, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against StorCOMM or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(iii)                               None of StorCOMM or any of its Subsidiaries has taken any action, and StorCOMM has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv)                              Within the past five years, none of StorCOMM or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v)                                 None of StorCOMM or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi)                              None of StorCOMM or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than StorCOMM and its Subsidiaries) under Treasury Reg.  §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on StorCOMM and its Subsidiaries.

(o)                                 Certain Contracts.  As of the date hereof, none of StorCOMM or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.  All “material contracts” (as defined in clause (i) above) set forth in Section 3.1(p) of the StorCOMM Disclosure Schedule are valid and binding on StorCOMM and its Subsidiaries, as applicable, and in full force and effect.  None of StorCOMM or any of its Subsidiaries or, to the Knowledge of StorCOMM, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.1(p) of the StorCOMM Disclosure Schedule.

(p)                                 Employee Benefits.

(i)                                     With respect to each StorCOMM Plan, StorCOMM has made available to CCA a true, correct and complete copy of:  (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii)                                  With respect to each StorCOMM Plan, StorCOMM and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such StorCOMM Plans and each StorCOMM Plan has been administered in accordance with its terms.  Each StorCOMM Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions.

(iii)                               All StorCOMM Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(iv)                              None of StorCOMM or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment”

within the meaning of Section 280G of the Code) to any director or employee of StorCOMM or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(q)                                 Labor Relations.  As of the date of this Agreement, (i) none of StorCOMM or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) no labor organization or group of employees of StorCOMM or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of StorCOMM, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of StorCOMM, threatened against or involving StorCOMM or any of its Subsidiaries.

(r)                                    Insurance.  StorCOMM and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of StorCOMM and its Subsidiaries (taking into account the cost and availability of such insurance).

(s)                                  Liens.  Except as otherwise disclosed on the StorCOMM Disclosure Schedules, there are no Liens exist on any assets of StorCOMM or any of its Subsidiaries.

(t)                                    Ownership of Capital Stock of CCA and CCA Sub.  None of StorCOMM or any of its Subsidiaries owns any shares of CCA Common Stock, CCA Preferred Stock or CCA Sub Common Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

(u)                                 Properties.

(i)                                     StorCOMM does not own any real estate or have the option to acquire any real estate.  StorCOMM does not lease any real estate other than the premises identified in the StorCOMM Disclosure Schedule as being so leased (the “StorCOMM Leased Premises”).  StorCOMM enjoys peaceful and undisturbed possession of each of the StorCOMM Leased Premises.  None of the improvements comprising the StorCOMM Leased Premises, or the businesses conducted by StorCOMM thereon, are, to the Knowledge of StorCOMM, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, public utility or other easements or other applicable law.  As of the date hereof, no material expenditures are required to be made by StorCOMM for the repair or maintenance of any improvements on the StorCOMM Leased Premises other than routine repairs and maintenance in the ordinary course of business.  StorCOMM has valid leasehold interests in the StorCOMM Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges which are not yet due and payable and Liens which do not interfere with StorCOMM’s ability to operate its business as currently conducted.

(ii)                                  As of the date hereof, there is no condemnation, eminent domain or similar proceeding pending against StorCOMM or, to the Knowledge of StorCOMM, threatened with respect to any portion of the StorCOMM Leased Premises.

(iii)                               As of the date hereof, to the Knowledge of StorCOMM, the buildings and other facilities located on the StorCOMM Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.

(iv)                              The StorCOMM Leased Premises are in good condition and repair and are free from any material defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems.

(v)                                 StorCOMM has marketable and legal title to, or valid leasehold interests in, all of its properties except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with StorCOMM’s ability to operate its business as currently conducted.

(v)                                 Sale of Products; Performance of Services.

(i)                                     Since January 1, 2001, each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by StorCOMM to any Person:

A.                                   has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable law, except where any nonconformance or noncompliance has been cured or converted; and

B.                                     has been free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(ii)                                  Since January 1, 2001, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by StorCOMM were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable laws.

(iii)                               Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against StorCOMM (i) under or based upon any warranty provided by or on behalf of StorCOMM, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by StorCOMM or any services performed by StorCOMM, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect on StorCOMM.

(w)                               Inventories.  StorCOMM’s inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, and are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective.

Section 3.2                                      Representations and Warranties of CCA.  Except as set forth in the CCA Disclosure Schedule delivered by CCA to StorCOMM prior to the execution of this Agreement (the “CCA Disclosure Schedule”) (each Section of which qualifies the correspondingly numbered representation and warranty or covenant of CCA to the extent specified therein), CCA represents and warrants to StorCOMM as follows:

(a)                                  Organization, Standing and Power; Subsidiaries.

(i)                                     CCA is a corporation and each of its Subsidiaries is a corporation or other organization duly formed, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  The copies of the certificate of incorporation and by-laws of CCA which were previously furnished or made available to StorCOMM are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)                                  Section 3.2(a)(ii) of the CCA Disclosure Schedule sets forth a list of all the Subsidiaries of CCA which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC).  All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by CCA, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests).  None of CCA or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to CCA and its Subsidiaries taken as a whole.

(b)                                 Capital Structure.

(i)                                     The authorized capital stock of CCA consists of 20,000,000 shares of CCA Common Stock and 500,000 shares of preferred stock, without par value (“CCA Preferred Stock”), none of which are outstanding.  As of August 9, 2005, (i) THREE MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND NINE HUNDRED (3,483,900) shares of CCA Common Stock and (ii) no shares of CCA Preferred Stock were issued and outstanding.  As of August 9, 2005, TWO HUNDRED TWENTY THOUSAND (220,000) shares of CCA Common Stock were reserved for issuance upon exercise of options or rights (“CCA Stock

Options”) outstanding under CCA Stock Plan.  As of August 9, 2005, no shares of CCA Common Stock were held as treasury shares.  Since August 9, 2005 to the date of this Agreement, no shares of capital stock of CCA or any other securities of CCA have been issued other than shares of CCA Common Stock issued pursuant to the CCA Stock Options outstanding as of August 9, 2005 under CCA Stock Plan.  All issued and outstanding shares of capital stock of CCA are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of CCA is entitled to preemptive rights.  There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from CCA other than outstanding options) CCA Stock Options under the CCA Stock Plan.  Section 3.2(b)(i) of the CCA Disclosure Schedule sets forth a complete and correct list as of August 9, 2005 of all outstanding CCA Stock Options and the exercise prices thereof.

(ii)                                  No bonds, debentures, notes or other indebtedness of CCA having the right to vote on any matters on which stockholders of CCA may vote (“CCA Voting Debt”) are issued or outstanding.

(iii)                               Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CCA or any of its Subsidiaries is a party or by which any of them is bound obligating CCA or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CCA or any of its Subsidiaries or obligating CCA or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date of this Agreement, there are no outstanding obligations of CCA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CCA or any of its Subsidiaries.

(iv)                              All shares of CCA Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                                  Authority; No Conflicts.

(i)                                     CCA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote.  The execution and delivery of this Agreement by CCA and the consummation by CCA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA, subject, in the case of the consummation of the Merger, to the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote.  This Agreement has been duly executed and delivered by CCA and, assuming the due authorization and valid execution and delivery of this Agreement by StorCOMM, constitutes a valid and binding agreement of CCA, enforceable against CCA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)                                  The execution and delivery by CCA of this Agreement does not, and the consummation by CCA of the Merger and the other transactions contemplated hereby will not result in a Violation pursuant to:  (A) any provision of the certificate of incorporation or by-laws or similar organizational document of CCA or any Significant Subsidiary of CCA or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries or, to the Knowledge of CCA, on CCA and its Subsidiaries following the Merger, subject to obtaining or making the CCA Necessary Consents, any Contract to which CCA or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCA or any Subsidiary of CCA or their respective properties or assets.

(iii)                               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to CCA or any Subsidiary of CCA in connection with the execution and delivery of this Agreement by CCA or the consummation by CCA of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or “blue sky” laws, (B) the Securities Act, (C) the Exchange Act, (D) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (E) the rules and regulations of the American Stock Exchange, including with respect to authorization for inclusion of the shares of CCA Common Stock to be issued in the Merger and the transaction contemplated hereby on the American Stock Exchange, subject to official notice of issuance, (F) antitrust or other competition laws of other jurisdictions, and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as the “CCA Necessary Consents”.

(d)                                 Reports and Financial Statements.

(i)                                     Each of CCA and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 (collectively, including all exhibits thereto, the “CCA SEC Reports”).  No Subsidiary of CCA is required to file any form, report, registration statement, prospectus or other document with the SEC.  None of the CCA SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) included in the CCA SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CCA and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.  All CCA SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CCA SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii)                                  Except as disclosed in the CCA SEC Reports filed and publicly available prior to the date hereof (the “CCA Filed SEC Reports”), since June 30, 2005, CCA and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of CCA and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(e)                                  Information Supplied.

(i)                                     None of the information supplied or to be supplied by CCA or CCA Sub for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to CCA stockholders or StorCOMM stockholders or at the time of the CCA Stockholders Meeting or the StorCOMM Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)                                  Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by CCA with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by StorCOMM for inclusion or incorporation by reference therein.

(f)                                    Board Approval.  The Board of Directors of CCA, by resolutions duly adopted by unanimous vote of all directors at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of CCA and its stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend that the stockholders of CCA approve the issuance of CCA Common Stock in the Merger pursuant to this Agreement and directed that the issuance of CCA Common Stock in the Merger pursuant to this Agreement be submitted for consideration by CCA’s stockholders at the CCA Stockholders Meeting.  To the Knowledge of CCA, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

(g)                                 Vote Required.  The affirmative vote of a majority of the votes entitled to be cast by holders of shares of CCA Common Stock present or represented by proxy and entitled to vote at the CCA Stockholders Meeting, a quorum being present (the “Required CCA Vote”), is the only vote of the holders of any class or series of CCA capital stock necessary to approve the issuance of CCA Common Stock in the Merger pursuant to this Agreement and the other transactions contemplated hereby.

(h)                                 Litigation; Compliance with Laws.

(i)                                     Except as set forth in the CCA Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of CCA, threatened, against or affecting CCA or any of its Subsidiaries or any property or asset of CCA or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CCA or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(ii)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, CCA and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of CCA and its Subsidiaries (the “CCA Permits”), and no suspension or cancellation of any of the CCA Permits is pending or, to the Knowledge of CCA, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  CCA and its Subsidiaries are in compliance with the terms of the CCA Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  None of CCA or any of its Subsidiaries is in violation of, and CCA and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(i)                                     Absence of Certain Changes or Events.  Except as set forth in the CCA Filed SEC Reports, since June 30, 2005, CCA and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on CCA and its Subsidiaries.

(j)                                     Environmental Matters.  Except as set forth in the CCA Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, (i) the operations of CCA and its Subsidiaries have been and are in compliance with all Environmental Laws and with all CCA Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of CCA, threatened, Actions under or pursuant to Environmental Laws against CCA or its Subsidiaries or involving any real property currently or, to the Knowledge of CCA, formerly owned, operated or leased by CCA or its Subsidiaries and (iii) CCA and its Subsidiaries have not incurred any Environmental Liabilities and, to the Knowledge of CCA, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of CCA, formerly owned, operated or leased by CCA or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

(k)                                  Intellectual Property.  Except as set forth in the CCA Filed SEC Reports:  (i) CCA and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of CCA, the use of any Intellectual Property by CCA and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by CCA and its Subsidiaries is in accordance with the applicable license pursuant to which CCA or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of CCA, no Person is challenging, infringing on or otherwise violating any material right of CCA or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CCA or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by CCA and any of its Subsidiaries, or to the Knowledge of CCA, any other Intellectual Property used by CCA and its Subsidiaries; (vi) each employee or consultant of CCA has executed a Confidentiality and Inventions Agreement; and (vii) to the Knowledge of CCA, no Intellectual Property owned and/or licensed by CCA or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of CCA’s and its Subsidiaries’ rights to use such Intellectual Property.

(l)                                     Accounts Receivable.  All of the accounts receivable owing to CCA constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business and are expected to be fully collectible (net of reserves therefor set forth on the most recent balance sheet of CCA, which reserves are consistent with past practice).  There has been no notice of any claims, refusals to pay or other claimed rights of set off against any thereof.  Except as set forth on the CCA Disclosure Schedule, no account debtor is delinquent in its payment by more than ninety (90) days.  To the Knowledge of CCA, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

(m)                               Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCA or any of its Subsidiaries, except Dominick & Dominick and Simon Financial, Inc. (the “CCA Financial Advisor”), whose fees and expenses will be paid by CCA in accordance with CCA’s agreement with such firm.  Pursuant to such agreement, CCA shall pay Dominick and Dominick a fee equal to three percent (3%) of the value of the CCA Common Stock issued to StorCOMM Stockholders in the Merger, based on the closing price per share of the CCA Common Stock as listed on the American Stock Exchange on the Effective Date.

(n)                                 Opinion of CCA Financial Advisor.  CCA has received the opinion of the CCA Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to CCA.

(o)                                 Taxes.

(i)                                     Each of CCA and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  CCA and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.  There are no Liens for Taxes upon the assets of CCA or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(ii)                                  There are no pending, or to the Knowledge of CCA, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against CCA or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(iii)                               None of CCA or any of its Subsidiaries has taken any action, and CCA has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(iv)                              Within the past five years, none of CCA or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(v)                                 None of CCA or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

(vi)                              None of CCA or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than CCA and its Subsidiaries) under Treasury Reg.  §1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries.

(p)                                 Certain Contracts.  As of the date hereof, none of CCA or any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.  All “material contracts” (as defined in clause (i) above) set forth in Section 3.2(p) of the CCA Disclosure Schedule are valid and binding on CCA and its Subsidiaries, as applicable, and in full force and effect.  None of CCA or any of its Subsidiaries or, to the Knowledge of CCA, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any “material contract” (as defined in clause (i) above) set forth in Section 3.2(p) of the CCA Disclosure Schedule.

(q)                                 Employee Benefits.

(i)                                     With respect to each CCA Plan, CCA has made available to StorCOMM a true, correct and complete copy of:  (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

(ii)                                  With respect to each CCA Plan, CCA and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such CCA Plans and each CCA Plan has been administered in accordance with its terms.  Each CCA Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions.

(iii)                               All CCA Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(iv)                              None of CCA or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

(v)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any “excess parachute payment”

within the meaning of Section 280G of the Code) to any director or employee of CCA or any of its Subsidiaries, or require the funding of any “rabbi” trust or similar trust.

(r)                                    Labor Relations.  As of the date of this Agreement, (i) none of CCA or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) no labor organization or group of employees of CCA or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of CCA, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of CCA, threatened against or involving CCA or any of its Subsidiaries.

(s)                                  Insurance.  CCA and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of CCA and its Subsidiaries (taking into account the cost and availability of such insurance).

(t)                                    Liens.  Except as disclosed on the CCA Disclosure Schedules, no Liens exist on any assets of CCA or any of its Subsidiaries.

(u)                                 Ownership of Capital Stock of StorCOMM.  None of CCA or any of its Subsidiaries owns any shares of StorCOMM Common Stock or StorCOMM Preferred Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

(v)                                 Properties.

(i)                                     CCA does not lease any real estate other than the premises identified in the CCA Disclosure Schedule as being so leased (the “CCA Leased Premises”).  CCA enjoys peaceful and undisturbed possession of the CCA Leased Premises.  None of the improvements comprising the CCA Leased Premises, or the businesses conducted by CCA thereon, are, to the Knowledge of CCA, in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, public utility or other easements or other applicable law.  As of the date hereof, no material expenditures are required to be made by CCA for the repair or maintenance of any improvements on the CCA Leased Premises other than routine repairs and maintenance in the ordinary course of business.  CCA has valid leasehold interests in the CCA Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges which are not yet due and payable and Liens which do not interfere with CCA’s ability to operate its business as currently conducted.

(ii)                                  As of the date hereof, there is no condemnation, eminent domain or similar proceeding pending against CCA or, to the Knowledge of CCA, threatened with respect to any portion of the CCA Leased Premises.

(iii)                               As of the date hereof, to the Knowledge of CCA, the buildings and other facilities located on the CCA Leased Premises are free of any material latent structural or engineering defects or any material patent structural or engineering defects.

(iv)                              The CCA Leased Premises are in good condition and repair and are free from any material defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems.

(v)                                 CCA has marketable and legal title to, or valid leasehold interests in, all of its properties except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with CCA’s ability to operate its business as currently conducted.

(w)                               Sale of Products; Performance of Services.

(i)                                     Since January 1, 2001, each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by CCA to any Person:

A.                                   has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable law, except where any nonconformance or noncompliance has been cured or converted; and

B.                                     has been free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(ii)                                  Since January 1, 2001, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by CCA were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable laws.

(iii)                               Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against CCA (i) under or based upon any warranty provided by or on behalf of CCA, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by CCA or any services performed by CCA, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect on CCA.

(x)                                   Inventories.  CCA’s inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, and are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective.

Section 3.3                                      Representations and Warranties of CCA and CCA Sub.  CCA and CCA Sub represent and warrant to StorCOMM as follows:

(a)                                  Organization.  CCA Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  CCA Sub is a direct wholly-owned subsidiary of CCA.  CCA, as the sole stockholder of CCA Sub, has duly approved this Agreement and the transactions contemplated hereby.

(b)                                 Capital Structure.  On the date hereof, the authorized capital stock of CCA Sub consists of 1,000 shares of CCA Sub Common Stock.

(c)                                  Authority.  CCA Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by CCA Sub and the consummation by CCA Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA Sub.  This Agreement has been duly executed and delivered by CCA Sub and constitutes a valid and binding agreement of CCA Sub, enforceable against CCA Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 No Conflicts.  The execution and delivery by CCA Sub of this Agreement and the consummation by CCA Sub of the transactions contemplated hereby will not contravene or conflict with the CCA Sub Certificate or the CCA Sub By-Laws.

(e)                                  No Business Activities.  CCA Sub has not conducted any activities other than in connection with the organization of CCA Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.  As of the date hereof, CCA Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1                                      Covenants of StorCOMM.  During the period from the date of this Agreement and continuing until the Effective Time, StorCOMM agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.1 (including its subsections) of the StorCOMM Disclosure Schedule or as required by a Governmental Entity or to the extent that CCA shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)                                  Ordinary Course.

(i)                                     StorCOMM and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time.

(ii)                                  Other than investments permitted by Section 4.1(g), StorCOMM shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $0.5 million in any calendar quarter or $0.5 million in the aggregate.

(b)                                 Dividends; Changes in Share Capital.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of StorCOMM, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of StorCOMM which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)                                  Issuance of Securities.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any StorCOMM Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or StorCOMM Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of StorCOMM Common Stock upon the exercise of StorCOMM Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to StorCOMM Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of StorCOMM Stock Options or other stock based awards to acquire shares of StorCOMM Common Stock granted under StorCOMM Stock Plan in effect on the date hereof, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of StorCOMM of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly-owned Subsidiary of StorCOMM, (iv) issuances permitted by Section 4.1(e), (v) issuances upon conversion of the StorCOMM Convertible Notes, (vi) issuances upon the exercise of the StorCOMM Warrants.

(d)                                 Governing Documents.  Except to the extent required to comply with its obligations hereunder or with Applicable Laws, StorCOMM shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(e)                                  No Acquisitions.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of StorCOMM and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of StorCOMM, or (y) the creation of new direct or indirect wholly-owned Subsidiaries of StorCOMM organized to conduct or continue activities otherwise permitted by this Agreement.

(f)                                    No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of StorCOMM or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, StorCOMM shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of StorCOMM but excluding inventory in the ordinary course of business consistent with past practice).

(g)                                 Investments; Indebtedness.  StorCOMM shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by StorCOMM or a Subsidiary of StorCOMM to or in StorCOMM or a Subsidiary of StorCOMM, (B) pursuant to any contract or other legal obligation of StorCOMM or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to StorCOMM and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause or (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to StorCOMM and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger).  Notwithstanding the foregoing or anything else contained in this Agreement, StorCOMM shall be entitled to restructure its debt obligations outstanding as of the date of this Agreement, provided, that the terms of any such restructured debt shall be subject to the prior written approval of CCA.

(h)                                 Tax-Free Qualification.  StorCOMM shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(i)                                     Compensation.  Except (x) as set forth in Section 4.1(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between StorCOMM or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, StorCOMM shall not increase the amount of compensation or employee benefits of any director, officer or employee of StorCOMM or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional StorCOMM Stock Options, adopt or amend or make any commitment to adopt or amend any StorCOMM Plan or make any contribution, other than regularly scheduled contributions, to any StorCOMM Plan.  StorCOMM shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

(j)                                     Accounting Methods; Income Tax Elections.  Except as required by a Governmental Entity, StorCOMM shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect as of the date hereof, except as required by changes in GAAP as concurred in by StorCOMM’s independent public accountants.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

(k)                                  Certain Agreements and Arrangements.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict StorCOMM or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, after giving effect to the Merger.

(l)                                     Litigation.  StorCOMM shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $200,000 in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions.

(m)                               No Related Actions.  StorCOMM will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

(n)                                 StorCOMM SEC Filings.  Prior to the Closing, StorCOMM shall cooperate fully with, including promptly providing any information requested by, CCA and its counsel to prepare or cause to be prepared all filings required to be made by any officer, director or stockholder of StorCOMM under Sections 13 or 16 of the Exchange Act, and any rule promulgated thereunder (the “StorCOMM SEC Filings”), as a result of the Merger.  Immediately, after the Closing, StorCOMM shall cooperate fully with CCA and its counsel to cause the StorCOMM SEC Filings to be filed with the SEC as required by the Exchange Act.

Section 4.2                                      Covenants of CCA and CCA Sub.  During the period from the date of this Agreement and continuing until the Effective Time, CCA and CCA Sub each agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.2 (including its subsections) of the CCA Disclosure Schedule or as required by a Governmental

Entity or to the extent that StorCOMM shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a)                                  Dividends; Changes in Share Capital.  CCA shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of CCA which remains a wholly-owned Subsidiary after consummation of such transaction or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(b)                                 Issuance of Securities.  CCA shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any CCA Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or CCA Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of CCA Common Stock upon the exercise of CCA Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to CCA Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of CCA Stock Options or other stock based awards of or to acquire not more than 100,000 shares in the aggregate in any calendar quarter of CCA Common Stock granted under CCA Stock Plan in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of CCA of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly-owned Subsidiary of CCA, and (iv) issuances permitted by Section 4.2(e).

(c)                                  Governing Documents.  Except to the extent required to comply with its obligations hereunder or with Applicable Laws, CCA shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

(d)                                 Tax-Free Qualification.  CCA shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(e)                                  Accounting Methods; Income Tax Elections.  Except as disclosed in CCA Filed SEC Reports, or as required by a Governmental Entity, CCA shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2002, except as required by changes in GAAP as concurred in by CCA’s independent public accountants and except that CCA shall be permitted to change its fiscal year from August 31 to January 1.

(f)                                    Certain Agreements and Arrangements.  CCA shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict CCA or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, after giving effect to the Merger.

(g)                                 No CCA Sub Business Activities.  CCA Sub will not conduct any activities other than in connection with the organization of CCA Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(h)                                 No Related Actions.  CCA will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

Section 4.3                                      Governmental Filings.  Each of CCA and CCA Sub, on the one hand, and StorCOMM, on the other hand, shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) on operational matters.  Each party shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) deliver to the other parties copies of all such reports, announcements and publications promptly after the same are filed.

Section 4.4                                      Control of Other Party’s Business.  Nothing contained in this Agreement shall give CCA, directly or indirectly, the right to control or direct StorCOMM’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give StorCOMM, directly or indirectly, the right to control or direct the operations of CCA prior to the Effective Time.  Prior to the Effective Time, each of CCA and StorCOMM shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1                                      Preparation of Proxy Statement; Stockholders Meetings.

(a)                                  As promptly as reasonably practicable following the date hereof, CCA and StorCOMM shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CCA shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of CCA Common Stock in the Merger (the “Form S-4”).  The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CCA’s prospectus.  Each of CCA and StorCOMM shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.  CCA and StorCOMM shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC.  The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.

Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both CCA and StorCOMM, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that CCA, in connection with a Change in the CCA Recommendation, and StorCOMM, in connection with a Change in the StorCOMM Recommendation (each of a Change in the CCA Recommendation and a Change in the StorCOMM Recommendation being hereinafter sometimes referred to as a “Change”), may amend or supplement the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described.  CCA will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to CCA’s stockholders, and StorCOMM will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to StorCOMM’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  CCA shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CCA Common Stock in the Merger and StorCOMM and CCA shall furnish all information concerning StorCOMM and CCA and the holders of StorCOMM Common Stock as may be reasonably requested in connection with any such action.  Each of CCA and StorCOMM will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the CCA Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.  If at any time prior to the Effective Time any information relating to CCA or StorCOMM, or any of their respective affiliates, officers or directors, is discovered by CCA or StorCOMM which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders CCA and StorCOMM.

(b)                                 StorCOMM shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of CCA and StorCOMM (the “StorCOMM Stockholders Meeting”) for the purpose of obtaining the Required StorCOMM Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required StorCOMM Vote; and the Board of Directors of StorCOMM shall recommend approval and adoption of this Agreement and the Merger by the stockholders of StorCOMM to the effect as set forth in Section 3.1(f) (the

“StorCOMM Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to CCA the StorCOMM Recommendation or (ii) take any action or make any statement in connection with the StorCOMM Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the StorCOMM Recommendation”); provided, however, that the Board of Directors of StorCOMM May make a Change in the StorCOMM Recommendation pursuant to Section 5.8.  Notwithstanding any Change in the StorCOMM Recommendation, this Agreement shall be submitted to the stockholders of StorCOMM at the StorCOMM Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve StorCOMM of such obligation.

(c)                                  CCA shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of CCA and StorCOMM (the “CCA Stockholders Meeting”) for the purpose of obtaining the Required CCA Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the Required CCA Vote, and the Board of Directors of CCA shall recommend approval of the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the stockholders of CCA to the effect as set forth in Section 3.2(f) (the “CCA Recommendation”) and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to StorCOMM the CCA Recommendation or (ii) take any action or make any statement in connection with the CCA Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the CCA Recommendation”); provided, however, that the Board of Directors of CCA May make a Change in the CCA Recommendation pursuant to Section 5.8.  Notwithstanding any Change in the CCA Recommendation, the issuance of CCA Common Stock in the Merger pursuant to this Agreement shall be submitted to the stockholders of CCA at the CCA Stockholders Meeting for the purpose of approving the issuance of CCA Common Stock in the Merger pursuant to this Agreement and nothing contained herein shall be deemed to relieve CCA of such obligation.

Section 5.2                                      CCA Board of Directors and Management.

(a)                                  CCA shall take all requisite action such that, immediately following the Effective Time, its Board of Directors shall initially consist of six (6) directors, four (4) of whom shall be designated by CCA prior to the Effective Time and two (2) of whom shall be designated by StorCOMM prior to the Effective Time.  The By-laws of CCA shall be amended as of the Effective Time to provide that (i) if a director designated by CCA resigns, dies or is removed during the period beginning at the Effective Time and ending on the expiration of the current term of the class of which such director is a member (such period for each such director, the “Transition Period”), such director shall be replaced by the remaining CCA designees (or their successors) (the “CCA Directors”), (ii) if a director designated by StorCOMM resigns, dies or is removed during the Transition Period such director shall be replaced by the remaining StorCOMM designees (or their successors) (the “StorCOMM Directors”), (iii) if the CCA Directors or the StorCOMM Directors are entitled to designate a successor for a director who resigns, dies or is removed, the CCA Directors or the StorCOMM Directors shall also be entitled to designate a successor for such director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board on which such director served and (iv) for a period of two years after the Effective Time of the Merger, the affirmative vote of at least 75% of the whole Board of Directors of CCA (without taking into account any vacancies) shall be required (A) to change the number of directors comprising the whole Board of Directors of CCA, (B) to change the number of directors comprising each of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board, or (C) to amend the foregoing provisions of the CCA By-Laws.  Notwithstanding the foregoing, if the StorCOMM Directors are elected or appointed to CCA’s Board of Directors and this Agreement is terminated prior to completion of the Merger, the StorCOMM Directors will immediately resign from CCA’s Board of Directors.  The remaining CCA Directors will select individuals to fill the resulting vacancies on CCA’s Board of Directors, who will serve until the next annual meeting of CCA’s shareholders or until such director’s successor has been elected and qualified.

(b)                                 CCA shall take all requisite action such that, immediately following the Effective Time, Steven Besbeck shall be appointed as the President and Chief Executive Officer of CCA, and such other individuals as CCA and StorCOMM shall otherwise agree prior to the Effective Time shall be appointed as officers of CCA, such officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 5.3                                      Headquarters.  Following the Effective Time, the headquarters for CCA shall be located in Calabasas, California.

Section 5.4                                      Employment Agreements.  Prior to the Effective Time, CCA will offer to enter into employment agreements, to be effective as of the Effective Time, with (i) each of the individuals listed in Exhibit A, such employment agreements to be on substantially the terms set forth in the respective term sheets included in the Schedules to Exhibit A and (ii) such other individuals, and on such terms, as CCA and StorCOMM shall agree.

Section 5.5                                      Fiscal Year.  It is the intention of CCA and StorCOMM that the fiscal year of CCA will end on December 31 of each year.

Section 5.6                                      Access to Information.  Upon reasonable notice, each of CCA and StorCOMM shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under Applicable Laws), and (ii) all other information concerning it and its business, properties and personnel as such other party May reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (A) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) the information is subject to confidentiality obligations to a third party.  The parties will hold any such information obtained pursuant to this Section 5.6(a) in confidence in accordance with, and will otherwise be subject to, the provisions of the confidentiality agreement dated October 19, 2004 between CCA and StorCOMM (the “Confidentiality Agreement”).  Any investigation by either CCA or

StorCOMM shall not affect the representations and warranties of the other or the conditions to the respective obligations of the parties to consummate the Merger.

Section 5.7                                      Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all StorCOMM Necessary Consents and CCA Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) appropriate filings, if any are required, with any foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (ii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable and to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity or any private party with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated hereby and avoid any administrative, judicial or other action or proceeding, including any action or proceeding by a private party, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date.

(b)                                 Each of CCA and StorCOMM shall, in connection with the efforts referenced in Section 5.7(a) to obtain all Required Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a) and Section 5.7(b), if any administrative, judicial or other action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of CCA and StorCOMM shall cooperate in all respects with each other to avoid, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has complied with its obligations under this Section 5.7.

Section 5.8                                      Acquisition Proposals.

(a)                                  Without limiting any party’s other obligations under this Agreement (including under ARTICLE IV hereof), each of StorCOMM and CCA agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b)                                 For purposes of this Agreement, “Acquisition Proposal” means (i) with respect to StorCOMM, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of StorCOMM and its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of StorCOMM and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving StorCOMM or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of StorCOMM that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of StorCOMM (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by CCA or an affiliate thereof), and (ii) with respect to CCA, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of CCA and its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of CCA and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCA or any of its Significant Subsidiaries or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of CCA that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of CCA (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by StorCOMM or an affiliate thereof).

(c)                                  Notwithstanding anything in this Agreement to the contrary, each of StorCOMM and CCA or its respective Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) effect a Change in the StorCOMM Recommendation or a Change in the CCA Recommendation, as the case may be, or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) its Stockholders Meeting shall not have occurred, (B) (x) in the case of clause (ii) above, it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause (B), references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that it is required to take such action in the exercise of its fiduciary duties to stockholders under Applicable Laws, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies the other parties promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to the other parties a copy of any such written inquiry, proposal or offer.  Each of StorCOMM and CCA agrees that it will promptly keep each other informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations.  Each of StorCOMM and CCA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith.  Each of StorCOMM and CCA agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8.  Nothing in this Section 5.8 shall (x) permit StorCOMM or CCA to terminate this Agreement (except as specifically provided in ARTICLE VII) or (y) affect any other obligation of StorCOMM or CCA under this Agreement.  Neither StorCOMM nor CCA shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(d)                                 For purposes of this Agreement, “Superior Proposal” means with respect to StorCOMM or CCA, as the case may be, a bona fide written proposal made by a Person other than either such party which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other Person thereto or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is not subject to any financing contingency or due diligence condition and is otherwise on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

Section 5.9                                      Employee Benefits Matters.

(a)                                  Continuation and Comparability of Benefits.  From and after the Effective Time, the CCA Plans and the StorCOMM Plans in effect at the Effective Time shall remain in effect with respect to employees and former employees of CCA and its Subsidiaries and employees and former employees of StorCOMM and its Subsidiaries covered by such plans at the Effective Time (whether or not such covered employees have then satisfied waiting periods or other preconditions to participation under such plans) (collectively, the “Continuing Employees”), until such time as CCA shall determine, subject to Applicable Laws and the terms of such plans.  Prior to the Closing Date, CCA and StorCOMM shall cooperate in reviewing, evaluating and analyzing the CCA Plans and the StorCOMM Plans with a view towards developing appropriate new benefit plans for Continuing Employees.  It is the intention of CCA and StorCOMM, to the extent permitted by Applicable Laws, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors and (ii) do not discriminate between Continuing Employees who were covered by CCA Plans, on the one hand, and those covered by StorCOMM Plans, on the other, at the Effective Time.  Nothing in this Section 5.9 shall be interpreted as preventing CCA or the Surviving Corporation from amending, modifying or terminating any CCA Plan or StorCOMM Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

(b)                                 Pre-Existing Limitations; Deductibles; Service Credit.  With respect to any employee benefit plans in which any Continuing Employees who were employees of CCA or

StorCOMM (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time (the “Post-Closing Plans”), CCA shall:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous pre-Effective Time employee benefit plan had not been satisfied or completed as of the Effective Time; (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous pre-Effective Time employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Continuing Employees with CCA and StorCOMM, and their respective affiliates, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Post-Closing Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New CCA Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

Section 5.10                                Fees and Expenses.  Subject to Section 7.2(d), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, and the expenses of the Closing Financing referred to in Section 6.1(k) below, which shall be shared equally by StorCOMM and CCA.  As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 5.11                                Directors’ and Officers’ Indemnification and Insurance.  CCA shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of StorCOMM and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by StorCOMM pursuant to StorCOMM’s certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of StorCOMM and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, if any, maintained by StorCOMM (provided that CCA May substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall CCA be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by StorCOMM for such insurance; and, provided, further, that if the annual premiums for such insurance coverage exceed such amount, CCA shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Section 5.12                                Public Announcements.  StorCOMM and CCA each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 5.13                                Accounting Matters.

(a)                                  StorCOMM shall use reasonable best efforts to cause to be delivered to CCA two letters from StorCOMM’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to StorCOMM and CCA, in form and substance reasonably satisfactory to CCA and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b)                                 CCA shall use reasonable best efforts to cause to be delivered to StorCOMM two letters from CCA’s independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to CCA and StorCOMM, in form and substance reasonably satisfactory to StorCOMM and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 5.14                                Listing of Shares of CCA Common Stock.  CCA shall use reasonable best efforts to cause the shares of CCA Common Stock to be issued in the Merger and the shares of CCA Common Stock to be reserved for issuance upon exercise of the StorCOMM Stock Options that are converted into options to acquire CCA Common Stock to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.15                                Affiliates.  Not less than 45 days prior to the Effective Time, StorCOMM shall deliver to CCA a letter identifying all persons who, in the judgment of StorCOMM, may be deemed at the time this Agreement is submitted for approval by the stockholders of StorCOMM, “affiliates” of StorCOMM for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof.  StorCOMM shall use reasonable best efforts to cause each person identified on such list to deliver to CCA not less than 20 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B hereto (an “Affiliate Agreement”).

Section 5.16                                Section 16 Matters.  Prior to the Effective Time, CCA and StorCOMM shall take all such steps as may be required to cause any dispositions of StorCOMM Common Stock (including derivative securities with respect to StorCOMM Common Stock) or acquisitions of CCA Common Stock (including derivative securities with respect to CCA Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to StorCOMM or CCA to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17                                Takeover Statutes.  If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of CCA and StorCOMM and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.18                                Advice of Changes.  Each of CCA and StorCOMM shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, in the case of StorCOMM, a Material Adverse Effect on StorCOMM and its Subsidiaries, and, in the case of CCA, a Material Adverse Effect on CCA and its Subsidiaries, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in ARTICLE VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  (i) CCA shall have obtained the Required CCA Vote in connection with the approval and adoption of this Agreement and the Merger and the issuance of CCA Common Stock in the Merger pursuant to this Agreement by the stockholders of CCA and (ii) StorCOMM shall have obtained the Required StorCOMM Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of StorCOMM.

(b)                                 No Injunctions or Restraints, Illegality.  No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)                                  No Pending Governmental Actions.  No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

(d)                                 Governmental and Regulatory Approvals.  Other than the filing provided for under Section 1.3, all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) set forth in Section 6.1(d) of the StorCOMM Disclosure Schedule or Section 6.1(d) of the CCA Disclosure Schedule or (ii) required of StorCOMM, CCA or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on CCA and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained and shall be in full force and effect.

(e)                                  AMEX Listing.  The shares of CCA Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

(f)                                    Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(g)                                 Escrow Agreement.  CCA and StorCOMM shall have entered into an escrow agreement in substantially the form set forth on Exhibit C attached hereto (the “Escrow Agreement”).

(h)                                 Closing of Financing.  CCA shall have closed simultaneously with the closing of the sale of up to ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) of its Common Stock (the “Closing Financing”).

Section 6.2                                      Additional Conditions to Obligations of StorCOMM.  The obligation of StorCOMM to effect the Merger is subject to the satisfaction or waiver by StorCOMM prior to the Effective Time of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of CCA and CCA Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and StorCOMM shall have received a certificate of CCA executed by an executive officer of CCA to such effect.

(b)                                 Performance of Obligations of CCA and CCA Sub.  Each of CCA and CCA Sub shall have performed or complied with all agreements and covenants required to be performed by it under this

Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and StorCOMM shall have received a certificate of CCA executed by an executive officer of CCA to such effect.

(c)                                  CCA Stockholder Support Agreement.  The CCA Stockholder Support Agreement, dated the date hereof, shall be in full force and effect through the Closing and no party shall be in breach thereof.

Section 6.3                                      Additional Conditions to Obligations of CCA.  The obligation of CCA to effect the Merger is subject to the satisfaction or waiver by CCA prior to the Effective Time of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of StorCOMM set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); and CCA shall have received a certificate of StorCOMM executed by an executive officer of StorCOMM to such effect.

(b)                                 Performance of Obligations of StorCOMM.  StorCOMM shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and CCA shall have received a certificate of StorCOMM executed by an executive officer of StorCOMM to such effect.

(c)                                  Delivery of StorCOMM Audited Financial Statements.  StorCOMM shall have delivered to CCA, in such form as is satisfactory to CCA, StorCOMM’s audited financial statements for the fiscal years ended December 31, 2003 and 2004.

(d)                                 StorCOMM Stockholder Support Agreement.  The StorCOMM Stockholder Support Agreement, dated the date hereof, shall be in full force and effect through the Closing and no party shall be in breach thereof.

(e)                                  Unsecured StorCOMM Shareholder Debt Limitation.  No more than ONE MILLION DOLLARS ($1,000,000) of Unsecured StorCOMM Shareholder Debt will remain on StorCOMM’s books at the Closing.

(f)                                    Receipt of a Fairness Opinion.  Receipt of a fairness opinion in form and substance acceptable to CCA from the CCA Financial Advisor that the transaction is fair to CCA from a financial point of view.

(g)                                 Execution of Employee Documents.  All employees of StorCOMM shall have executed all standard documents required to be executed by employees of CCA, including CCA’s Code of Ethics, Confidentiality Agreement and Health Insurance Portability and Accountability Act Certificate.

(h)                                 Employment Agreements.  Samuel G. Elliott and William W. Peterson shall have entered into employment agreements with CCA, to be effective as of the Effective Time, such employment agreements to be acceptable to the employees and CCA.

(i)                                     StorCOMM Stockholder Debt or Preferred Stock Conversion.  All issued and outstanding StorCOMM Preferred Stock and all StorCOMM Convertible Notes shall have been converted to Common Stock of StorCOMM in accordance with the terms and conditions of (i) the StorCOMM Preferred Stock as set forth in StorCOMM’s certificate of incorporation and any amendments or certificates of determination thereto and (ii) the provisions of Section 6 of each of the StorCOMM Convertible Notes (or, in each case, on such other terms and conditions as shall have been approved in writing by CCA prior to such conversion).

(j)                                     Increase in Authorized Common Stock.  StorCOMM shall have increased its authorized Common Stock in an amount and on terms and conditions as shall have been approved in writing by CCA prior to such increase.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1                                      Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of CCA or StorCOMM:

(a)                                  by mutual written consent of CCA and StorCOMM;

(b)                                 by either CCA or StorCOMM if the Effective Time shall not have occurred on or before January 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)                                  by either CCA or StorCOMM if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.7) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in Section 6.1(d), and the failure to issue such order, decree or ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.7 has been the cause of, or resulted in, such action or inaction;

(d)                                 by either CCA or StorCOMM if (i) the approval by the stockholders of CCA required for the issuance of CCA Common Stock in the Merger shall not have been obtained by reason of the failure to obtain the Required CCA Vote or (ii) the approval by the stockholders of StorCOMM required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required StorCOMM Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of CCA or StorCOMM, as the case may be, or at any adjournment thereof;

(e)                                  by CCA, if (i) StorCOMM’s Board of Directors shall have (A) failed to make the StorCOMM Recommendation, (B) withdrawn the StorCOMM Recommendation or (C) modified or qualified, in any manner adverse to CCA, the StorCOMM Recommendation without also simultaneously reaffirming the StorCOMM Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof, or (ii) StorCOMM shall have breached its obligations under this Agreement by reason of a failure to call the StorCOMM Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(f)                                    by StorCOMM, if (i) CCA’s Board of Directors shall have (A) failed to make the CCA Recommendation, (B) withdrawn the CCA Recommendation or (C) modified or qualified, in any manner adverse to StorCOMM, the CCA Recommendation without also simultaneously reaffirming the CCA Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof or (ii) CCA shall have breached its obligations under this Agreement by reason of a failure to call the CCA Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

(g)                                 by CCA, if StorCOMM shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied on or before the Termination Date; or

(h)                                 by StorCOMM, if either CCA or CCA Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied on or before the Termination Date.

Section 7.2                                      Effect of Termination.

(a)                                  In the event of termination of this Agreement by either CCA or StorCOMM as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of StorCOMM, CCA or CCA Sub or their respective officers or directors under this Agreement, except that (i) the provisions of Section 3.1(m), Section 3.2(l), the second sentence of Section 5.6(a), Section 5.10, this Section 7.2, ARTICLE VIII and ARTICLE IX shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of StorCOMM, CCA or CCA Sub shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)                                 If:

(i)                                     A.                                   (x) either CCA or StorCOMM shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of StorCOMM’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the StorCOMM Stockholder Meeting having occurred or (y) CCA shall terminate this Agreement pursuant to Section 7.1(g) as a result of any intentional breach or failure to perform by StorCOMM (unless covered by clause (ii) below), and

B.                                     at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to StorCOMM shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of StorCOMM and

C.                                     within twelve months of such termination StorCOMM or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(i)(C) the references in the definition of Acquisition Proposal to 20% shall be to 50%) or

(ii)                                  CCA shall terminate this Agreement pursuant to Section 7.1(e);

then StorCOMM shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date StorCOMM or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay CCA an amount equal to CCA’s reasonable expenses incurred in connection with the proposed Merger prior to the date of termination not to exceed $250,000, by wire transfer of immediately available funds.

(c)                                  If:

(i)                                     A.                                   (x) either CCA or StorCOMM shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of CCA’s stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the CCA Stockholders Meeting having occurred or (y) StorCOMM shall terminate this Agreement pursuant to Section 7.1(h) as a result of any intentional breach or failure to perform by CCA or CCA Sub (unless covered by clause (ii) below), and

B.                                     at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to CCA shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of CCA and

C.                                     within twelve months of such termination CCA or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(c)(i)(C) the references in the definition of Acquisition Proposal to 20% shall be to 50%) or

(ii)                                  StorCOMM shall terminate this Agreement pursuant to Section 7.1(f);

then CCA shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date CCA or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay StorCOMM an amount equal to StorCOMM’s reasonable expenses incurred in connection with the proposed Merger prior to the date of termination not to exceed $250,000, by wire transfer of immediately available funds.

(d)                                 The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 7.2, such party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  The parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

Section 7.3                                      Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of CCA and StorCOMM, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.  This Agreement May not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4                                      Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                      Non-Survival of Representations, Warranties and Agreements of CCA.  None of the representations, warranties, covenants and other agreements of CCA in this Agreement or in any instrument delivered by CCA pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to CCA or CCA Sub to:

Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA  91302-3128
Fax:  (818) 880-4398
Attention: Steven M. Besbeck

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
800 Anacapa Street
Santa Barbara, CA 93101
Fax:  (805) 568-1955
Attention:      Joe Nida, Esq.

(b)                                 if to StorCOMM to:

StorCOMM, Inc.
7 Corporate Plaza
8649 Baypine Road
Jacksonville, Florida 32256
Fax:  904.730.8537
Attention:      Samuel G. Elliott

with a copy to:

Bradford G. Peters
Blackfin Capital, LLC

622 Third Avenue, 39th Floor

New York, New York, 10017

Fax:  917-256-8116

Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.3                                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

Section 8.4                                      Entire Agreement; No Third Party Beneficiaries.

(a)                                  This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)                                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.11 (which is intended to be for the benefit of the Persons covered thereby).

Section 8.5                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

Section 8.6                                      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.7                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.8                                      Submission to Jurisdiction; Waivers.  Each of StorCOMM, CCA and CCA Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of California, and each of StorCOMM, CCA and CCA Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of StorCOMM, CCA and CCA Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, May not be enforced in or by such courts.

Section 8.9                                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10                                Definitions.  As used in this Agreement:

(a)                                  “affiliate” means (except as specifically otherwise defined), as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)                                 “Applicable Laws” means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

(c)                                  “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(d)                                 “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(e)                                  “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f)                                    “CCA Group Member” means CCA and its affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, consultants, advisors and representatives and their respective successors and assigns.

(g)                                 A “CCA Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of CCA or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by CCA or any of its Subsidiaries or to which CCA or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(h)                                 “CCA Stock Plan” means the 1997 Stock Option Plan.

(i)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)                                     “Indemnification-Related Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(k)                                  “Known” or “Knowledge” means, (i) with respect to CCA, the knowledge of Steven Besbeck after reasonable inquiry and (ii) with respect to StorCOMM, the knowledge of any of Sam Elliott after reasonable inquiry.

(l)                                     “Material Adverse Effect” means, with respect to any entity (or group of entities taken as a whole), any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise) results of operations assets, liabilities, properties or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole), other than any event, change, circumstance or effect (v) resulting from the public announcement or pendency of the transactions contemplated hereby, (w) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (x) relating to the economy or financial markets in general, (y) relating in general to the industries in which such entity (or group of entities taken as a whole) operates and not specifically relating to such entity (or group of entities taken as a whole) or (z) relating to any action or omission of CCA, StorCOMM or CCA Sub or any Subsidiary of any of them taken with the express prior written consent of the other parties hereto or (ii) the ability of such entity (or group of entities taken as a whole) to consummate the transactions contemplated by this Agreement.  For all purposes of this Agreement, any reference to a Material Adverse Effect on StorCOMM and its Subsidiaries shall mean a Material Adverse Effect on StorCOMM and its Subsidiaries taken as a whole and any reference to a Material Adverse Effect on CCA and its Subsidiaries shall mean a Material Adverse Effect on CCA and its Subsidiaries taken as a whole.

(m)                               A “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(n)                                 “Person” means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(o)                                 “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change, (ii) a statement of the reasons of the Board of Directors of CCA or StorCOMM (as the case may be) for making the Change and (iii) additional information reasonably related to the foregoing.

(p)                                 “StorCOMM Convertible Notes” means (i) the StorCOMM, Inc. 8% Secured Promissory Notes dated as of March 15, 2004 issued by StorCOMM pursuant to the Second Amended and Restated Secured Note Purchase Agreement to TITAB, LLC and C. Ian Sym-Smith, respectively, in the original principal amounts of $5,539,894.42 and $3,828,190.91, respectively, and under which the outstanding balances of principal and interest as of June 30, 2005 were $  7,315,278                          and $  5,343,568                       , respectively, and (ii) convertible unsecured notes payable in the amount of $850,594 as described in the Form S-4 Summary Selected Historical Consolidated Financial Data of StorCOMM.

(q)                                 A “StorCOMM Plan” means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of StorCOMM or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by StorCOMM or any of its Subsidiaries or to which StorCOMM or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

(r)                                    “StorCOMM Stock Plan” means the 1998 Stock Incentive Plan.

(s)                                  “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(t)                                    “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

(u)                                 “Tax Returns” means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
Acquisition Proposal	5.8(b)
Actions	3.1(j)
Affiliate Agreement	5.15
Agreement	Preamble
CCA Sub	Preamble
CCA Sub By-Laws	1.9
CCA Sub Certificate	1.8
CCA Sub Common Stock	1.6
CCA	Preamble
CCA Common Stock	1.5(a)
CCA Directors	5.2(a)
CCA Disclosure Schedule	3.2
CCA Filed SEC Reports	3.2(d)(ii)
CCA Financial Advisor	3.2(m)
CCA Necessary Consents	3.2(c)(iii)
CCA Permits	3.2(h)(ii)
CCA Preferred Stock	3.2(b)(i)
CCA Recommendation	5.1(c)
CCA SEC Reports	3.2(d)(i)
CCA Stock Options	3.2(b)(i)
CCA Stockholders Meeting	5.1(c)
CCA Voting Debt	3.2(b)(ii)
Certificate	1.5(b)
Certificate of Merger	1.3
CGCL	3.2(f)
Change	5.1(a)
Change in the CCA Recommendation	5.1(c)
Change in the StorCOMM Recommendation	5.1(b)
Closing	1.2
Closing Date	1.2
Code	1.7(b)
Continuing Employees	5.9(a)
Contract	3.1(c)(ii)
Damages	9.2
DOJ	5.7(b)
Effective Time	1.3
Environmental Laws	3.1(j)
Environmental Liabilities	3.1(j)

Term	Section
Excess Shares	2.2(e)(ii)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Expenses	5.10
DGCL	1.1
Financial Information	3.1(d)(iii)
Delaware Secretary	1.3
Form S-4	5.1(a)
FTC	5.7(b)
GAAP	3.1(d)(i)
Governmental Entity	3.1(c)(iii)
Hazardous Materials	3.1(j)
Indemnified Persons	9.2
Injunction	6.1(b)
Intellectual Property	3.1(k)
Joint Proxy Statement/Prospectus	5.1(a)
Liens	3.1(a)(ii)
Merger	Recitals
Post-Closing Plans	5.9(b)
Required Approvals	5.7(a)
Required CCA Vote	3.2(g)
Required StorCOMM Vote	3.1(g)
SEC	3.1(a)(ii)
Securities Act	2.3
StorCOMM	Preamble
StorCOMM Common Stock	1.5(a)
StorCOMM Directors	5.2(a)
StorCOMM Disclosure Schedule	3.1
StorCOMM Filed SEC Reports	3.1(d)(ii)
StorCOMM Financial Advisor	3.1(m)
StorCOMM Necessary Consents	3.1(c)(iii)
StorCOMM Permits	3.1(h)(ii)
StorCOMM Preferred Stock	3.1(b)(i)
StorCOMM Recommendation	5.1(b)
StorCOMM Shareholders Meeting	5.1(b)
StorCOMM Shareholders	Recitals
StorCOMM Stock Options	3.1(b)(i)
StorCOMM Voting Debt	3.1(b)(ii)
StorCOMM Warrant	3.1(b)(i)
Surviving Corporation	Recitals
Termination Date	7.1(b)
Transition Period	5.2(a)

Term	Section
Violation	3.1(c)(ii)

Section 8.11                                Disclosure Schedule.  The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to CCA, StorCOMM or CCA Sub, as applicable.

ARTICLE IX
INDEMNIFICATION

Section 9.1                                      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.  All representations, warranties, covenants, and obligations of StorCOMM in this Agreement and any other certificate or document delivered by StorCOMM pursuant to this Agreement will survive the Closing in accordance with Section 9.3.  The right to indemnification, payment of Damages or any other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by CCA, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition by CCA based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect CCA’s right to indemnification, payment of Damages, or any other remedy based on such representations, warranties, covenants, and obligations.

Section 9.2                                      INDEMNIFICATION AND PAYMENT OF DAMAGES BY STORCOMM.  StorCOMM will defend, indemnify and hold harmless CCA and each CCA Group Member (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Liabilities (including incidental and consequential damages), Indemnification-Related Expenses or diminution of value, whether or not involving a third-Person claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                                  any breach of any representation or warranty made by StorCOMM in this Agreement or any other certificate or document delivered by StorCOMM pursuant to this Agreement;

(b)                                 any breach by StorCOMM of any covenant or obligation of StorCOMM in this Agreement;

(c)                                  any Action (i) brought by or against StorCOMM prior to the Closing Date or (ii) that relates primarily to facts, circumstances or occurrences arising prior to the Closing Date, including, without limitation; or

(d)                                 any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with StorCOMM (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

The remedies provided in this ARTICLE IX will not be exclusive of or limit any other remedies that may be available to CCA or the other Indemnified Persons.

Section 9.3                                      TIME LIMITATIONS.  The covenants and agreements contained herein shall survive until satisfied unless the Agreement explicitly provides for a specific termination date.  The parties agree that, regardless of any investigation made at any time by the parties, except as expressly provided otherwise herein, each representation and warranty contained herein (and any related indemnity obligations) shall survive the Closing until and will expire and be of no force and effect on, the conclusion of twelve (12) months after the Closing Date, with the exception of each representation and warranty contained in Sections 3.1(j), (m) and (o), which shall survive the Closing until the conclusion of the statutory period of limitations applicable to the underlying claim, including any waiver, mitigation or extension thereof.  Notwithstanding the foregoing, if an indemnification claim is properly asserted prior to the expiration as provided in this Section 9.3 of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until the resolution of such claim.

Section 9.4                                      LIMITATIONS ON AMOUNT - STORCOMM.  StorCOMM will have no Liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a) until the total of all Damages with respect to such matters exceeds TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000) (the “Threshold Amount”), at which time all Damages (including, without limitation, any Damages comprising the Threshold Amount) shall be subject to the indemnification obligation of StorCOMM pursuant to Section 9.2 of this Agreement; provided, however, that the aggregate amount required to be paid by StorCOMM under this Section 9.4 shall not exceed the amount of the Escrow shares provided in Section 9.8 below.

Section 9.5                                      PROCEDURE FOR INDEMNIFICATION — THIRD PARTY CLAIMS.  Promptly after receipt by an indemnified party under Section 9.2 of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice, and then only to the extent of such prejudice.

(a)                                  If any Action referred to in Section 9.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action or (iii) the indemnifying party fails to provide notice of its election to assume the defense of such Action in accordance with the last sentence of this Section 9.5(a), to assume the defense of such Action with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party or its insurance carrier; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within ten (10) calendar days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

Section 9.6                                      PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS.  A claim for indemnification for any matter not involving a third-Person claim may be asserted by notice to the party from whom indemnification is sought.

Section 9.7                                      FINAL DETERMINATION.  After the giving of any claim for indemnification pursuant to this Section 9, the amount of indemnification to which an indemnified party shall be entitled under this Section 9 shall be determined:  (a) by the written agreement between the indemnified party and the indemnifying party; (b) by a final judgment or decree of any court of competent jurisdiction; (c) by any other means to which the indemnified party and the indemnifying party shall agree in writing.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  All amounts due to the indemnified party as so finally determined shall be paid by wire transfer within three (3) Business Days after such final determination, together with interest thereon from the date of the receipt of notice of an indemnification claim by the indemnified party to the indemnifying party, at a rate of 10%.

Section 9.8                                      ESCROW.  At the Closing, TWO HUNDRED FIFTY THOUSAND (250,000) of the shares of CCA Common Stock to be received by the shareholders listed on Schedule 9.8 pursuant to Section 1.5 (the “Escrow Shares”), shall be held by and deposited with U.S. Bank National Association (the “Escrow Agent”) and not distributed to the shareholders of StorCOMM except as provided below and in the Escrow Agreement.  The Escrow Shares shall be used to satisfy any indemnification obligation owed to any Indemnified Person pursuant to ARTICLE IX.  The Escrow Agent shall hold the Escrow Shares pursuant to the terms and conditions of the Escrow Agreement, which shall provide that the Escrow Shares less all costs and expenses of the Escrow Agent and less any amounts for which CCA is entitled to indemnification pursuant to the provisions of ARTICLE IX shall be delivered to the shareholders of StorCOMM listed on Schedule 9.8 on the first anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, if any claim for indemnification has been made by an

Indemnified Person pursuant to this Agreement and has not been finally resolved prior to the Escrow Termination Date, the Escrow Agent will withhold from delivery to the shareholders of StorCOMM the number of Escrow Shares subject to the claim for indemnification until such time as the claim for indemnification has been settled or finally adjudicated.  The number of Escrow Shares transferred to an Indemnified Person to satisfy an indemnification claim pursuant to ARTICLE IX shall be based on the value of such Escrow Shares as determined by the average closing share price of CCA’s Common Stock during the preceding 30 calendar days.

For income tax purposes, each shareholder of StorCOMM shall be treated as the owner of such shareholder’s portion of the Escrow Shares while the Escrow Agent holds the Escrow Shares.  Consistent with the foregoing, while the Escrow Agent holds the Escrow Shares, (i) any dividends and distributions declared and paid by CCA in respect of the Escrow Shares shall be paid to the shareholders of StorCOMM according to their pro rata portion of the Escrow Holdback (except that any stock dividends shall be delivered to the Escrow Agent to be held in accordance with the Escrow Agreement), (ii) the number of Escrow Shares shall be adjusted for any combinations, splits, recapitalizations and the like with respect to such Escrow Shares, and any additional CCA Common Stock to be issued in connection therewith shall be delivered to the Escrow Agent to be held in accordance with the Escrow Agreement and (iii) the shareholders of StorCOMM will have the right to vote the Escrow Shares until such time, if at all, as any such Escrow Shares are delivered to an Indemnified Person in accordance with ARTICLE IX and the Escrow Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization, as amended, to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CREATIVE COMPUTER APPLICATIONS, INC.

By:	/s/	Steven M. Besbeck
Name:		Steven M. Besbeck
Title:	President & CEO

CCA SUB, INC.

By:	/s/	Steven M. Besbeck
Name:		Steven M. Besbeck
Title:		President

STORCOMM, INC.

By:	/s/	Bradford G. Peters
Name:		Bradford G. Peters
Title:		Director